Exhibit 99.1

FOR IMMEDIATE RELEASE            For further information,
Contact:    Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

CHS Announces Filing of Registration Statement for Public Offering of Class B Reset Rate Cumulative Redeemable Preferred Stock
ST. PAUL, MINN. (July 18, 2013) – CHS Inc. (“CHS”) announced today that it has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (the “Commission”) in anticipation of a proposed public offering of Class B Reset Rate Cumulative Redeemable Preferred Stock (the “Class B Preferred Stock”). The number of shares to be offered and the initial dividend rate applicable to the Class B Preferred Stock have not yet been determined.
BofA Merrill Lynch and Wells Fargo Securities will serve as joint book-running managers in the proposed offering, and D.A. Davidson & Co. will serve as a co-manager.
 The Registration Statement filed with the Commission has not yet become effective and the shares of Class B Preferred Stock to be registered may not be sold nor may offers to buy be accepted prior to the time when the Registration Statement becomes effective. Copies of the Registration Statement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
 The proposed offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus related to the offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Inc. at 222 Broadway, 11th Floor, New York, New York 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com; or from Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Capital Markets Client Support or by emailing cmclientsupport@wellsfargo.com.

CHS is a global agribusiness owned by farmers, ranchers and cooperatives across the United States with diversified businesses in energy, grains and foods. CHS supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. CHS also operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.